Exhibit 99.1

For further information, contact:

Danial J. Tierney, Executive Vice-President
Office: (503) 257-8766, Ext. 279
Fax: (503) 251-5473 / E-mail: dantierney@trm.com

TRM to Present Fourth Quarter and Year End 2004 Results
Wednesday, 30 March 2005

Portland, Oregon: 28 March 2005 — TRM Corporation (NASDAQ – “TRMM”) today announced that it will present its fourth quarter and year end 2004 results during a live audio Webcast to be held Wednesday, 30 March 2005 at 5:00 p.m. Eastern Time.

Registration for the Webcast is now available. Interested parties can access the registration page by clicking on the Webcast link on TRM’s homepage, www.trm.com. The Webcast slide presentation will be available to download and print no later than 4:00 p.m. Eastern Time on Wednesday, 30 March 2005. For those unable to access the website, there will be a teleconference line available. The call-in numbers are as follows: (800) 237-9752 (United States/Canada) or 1-(617) 847-8706 (all other countries), conference call code: 78737594. For those unable to participate in the live call, the audio and slide presentation will be available via the TRM website following the call.

About TRM

TRM Corporation is a consumer services company that provides convenience ATM and photocopying services in high-traffic consumer environments. TRM’s ATM and copier customer base has grown to over 34,000 retailers throughout the United States and over 45,000 locations worldwide, including 6,700 locations across the United Kingdom and over 4,700 locations in Canada. TRM operates the largest multi-national ATM network in the world, with over 21,000 locations deployed throughout the United States, Canada, Great Britain, Northern Ireland and Germany.

FORWARD LOOKING STATEMENTS

Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; maintaining satisfactory relationships with our banking partners; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our planned growth. Additional information on these factors, which could affect our financial results, is included in our SEC filings. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking

5

statements as a result of new information, future events or developments, except as required by federal securities laws.

# # # #

6